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UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 9, 2006

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

281 Husainova St., Block E Almaty, Kazakhstan 50060
(Address of principal executive offices)	(Zip Code)

+7.3272.597.623
Registrant’s telephone number, including area cod

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 7, 2006, KoZhaN LLP (a wholly owned subsidiary of Big Sky Energy Corporation) finalized an Agreement with ABT Ltd. Limited Liability Company ("ABT"), a Kazakh registered corporation, whereby ABT relinquishes any and all claims in respect of a 45% interest in the Morskoe Block, located on the north-east shore of the Caspian Sea, Kazakhstan.

Under this Agreement, the Company will pay ABT a cash payment of 1,445,895,533 Kazakhstani Tenge, which is approximately equivalent to US$11,000,000, to be apportioned as follows:

Sixty seven million, Twenty-eight thousand (67,028,000.00) Kazakhstani Tenge in repayment of a loan from ABT to KoZhaN for the drilling works provided by ABT on well no. 10 in the Morskoe oil field;

One hundred eighty seven million, Two hundred thirty seven thousand five hundred thirty three (187,237,533.00) Kazakhstani Tenge as a payment for the work done by ABT Ltd in accordance with the Construction Agreement;

One billion one hundred ninety one million six hundred thirty thousand (1,191,630,000.00) Kazakhstani Tenge in consideration of cancellation of any and all perceived or actual rights of ABT Ltd under Agreement No.1 and Agreement on Partial Transfer of the Subsoil Use Right.  This amount is inclusive of all applicable taxes and other obligatory payments pursuant to the laws of Kazakhstan including VAT (ABT Ltd. shall provide KoZhaN LLP with VAT Invoice upon receiving the payment).

In addition to the cash payment set out above, Big Sky Energy Corporation will issue ABT Ltd., 15,000,000 shares of the Company's common stock at the final closing schedule for March 10, 2006.

KoZhaN has also agreed to engage ABT Ltd. as the exclusive contractor for all construction works relative to the Morskoe Block for a period of 5 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:      February 15, 2006

BIG SKY ENERGY CORPORATION

By: __/s/ Bruce H. Gaston________________

Name:  Bruce H Gaston

Title:    Chief Financial Officer and Director